Exhibit 99.1

GENIUS PRODUCTS, INC. REPORTS THIRD QUARTER 2007 RESULTS FOR GENIUS PRODUCTS, LLC

Record 2007 Third Quarter Gross Revenue before Sales Returns, Discounts and Allowances of $135.5 Million and Record Quarter Ending Deferred Revenue of $57.0 Million

Branded Gross Revenue Increased 45% from the 2007 Second Quarter to a Record $62 Million in the 2007 Third Quarter Representing 46% of Gross Revenue

Second Half 2007 Revenue, Earnings and EBITDA Tracking In-Line with Expectations

Anticipates Record 2007 Fourth Quarter Net Income of approximately $20 Million and Record Adjusted EBITDA of approximately $23 Million

Issues Preliminary 2008 Guidance of Approximately $1 Billion of Gross Revenue, $44 Million of Net Income and $55 Million of EBITDA

SANTA MONICA, Calif.—November 14, 2007--Genius Products, Inc. (OTCBB: GNPI) today announced results for the three and nine months ended September 30, 2007.  All of the discussion items in this release relate to Genius Products, Inc.'s equity investment in Genius Products, LLC and its operating results for the third quarter and nine months ending September 30th, 2007.

“We are pleased to report that the second half of 2007 is tracking in-line with our expectations as evidenced by the $135.5 million of gross third quarter revenue and $57 million of deferred revenue generated as of quarter end, equating to $193 million of revenue generated so far for the second half of 2007.  As anticipated, the limited Weinstein Company theatrical release schedule was balanced by our non-Weinstein businesses, which grew to $62 million and generated 46% of overall gross revenue for the quarter," said Stephen K. Bannon, Chairman. "We are pleased with the performance of our overall business as we enter the fourth quarter with record deferred revenue from Weinstein Company titles shipped in the third quarter and well positioned to achieve record fourth quarter and full year net income and Adjusted EBITDA.  Based on this momentum and our expanding content offerings, we expect 2008 gross revenue to be over $1 billion with approximately $44 million of net income and $55 million of EBITDA."

Bob and Harvey Weinstein, Co-Chairmen of The Weinstein Company, stated, ”With 8 TWC theatrical releases expected in the fourth quarter, including The Mist and The Great Debaters, our partners at Genius Products move into 2008 with tremendous momentum.  We continue to be impressed by how rapidly Genius has built a company capably of delivering over  $1 Billion of revenue and continue to be very excited about their long-term prospects.”

Exhibit 99.1

Genius Products, LLC Expects to Achieve the Following Fourth Quarter 2007, Full Year 2007 and Full Year 2008 Results:

Fourth Quarter 2007:
•	Adjusted EBITDA expected to be approximately $23 million for the fourth quarter 2007
•	Net Income to be approximately $20 million for the fourth quarter of 2007

Full Year 2007:
•	Reiterate full year gross revenue guidance of $750 - $800 million before sales returns, discounts and allowances
•	Full Year Adjusted EBITDA of approximately $24 million
•	Net Income expected to be approximately $15 million for the full year

Full Year 2008:
•	Issues preliminary full year gross revenue guidance of approximately $1 billion before sales returns, discounts and allowances
•	Preliminary full year EBITDA in the range of approximately $55 million
•	Preliminary full year net income of approximately $44 million

“We experienced tremendous growth in the non Weinstein “Branded” side of our business in the quarter and expect to continue to build upon such growth in the fourth quarter and into 2008.  Our Weinstein business experienced a relatively light release slate in the quarter but also drove $57 million in Deferred Revenue at quarter end,” stated Mr. Trevor Drinkwater, President and CEO. “From an earnings perspective, the quarter was negatively impacted by approximately $6 million of expenses recorded during the quarter associated with fourth quarter releases.”

"Revenue and earnings for the second half of 2007 are tracking in line with our outlook. Earnings in the third quarter were affected primarily by approximately $6 million in expenses associated with the $57 million in deferred revenue for the release of titles with fourth quarter street dates which impacted our third quarter 2007 margin but will have a positive effect on our fourth quarter margin," continued Mr. Drinkwater. “The corresponding domestic box office associated with the third quarter TWC 2007 video releases was $25.4 million compared to the same quarter prior year of $108.5 million.  2006 releases included Lucky Number Slevin, Scary Movie 4, The Matador and Libertine.  2007 releases included Death Proof, Factory Girl, The Ex and DOA."

Mr. Drinkwater concluded, "In the fourth quarter of 2007, we have a video release schedule of TWC theatrical titles representing a combined domestic box office of $172.2 million, compared to the same quarter prior year of $39.1 million.  2007 releases include 1408, Halloween, Sicko, Who's Your Caddy, The Nanny Diaries, Last Legion, and Planet Terror.  2006 releases included Feast, Clerks 2, Pulse and Stormbreaker.

In addition, we also will have a full season of the well established Classic Media holiday titles including Rudolph the Red-Nosed Reindeer, Santa Claus is Coming to Town and Frosty the Snowman, revenue from new content partners such as RHI, Sesame Street and the Discovery Channel, and revenue from newly launched titles under our Animal Planet and TLC brands."

Exhibit 99.1

Recently Announced Partnerships and Strategic Initiatives Expected to Increase Revenue and Better Position the Company in the Fourth Quarter of 2007 and Full Year 2008:

Expanded Credit Facility– Genius recently established a three-year, senior secured revolving credit facility providing for an initial commitment of $50 million and up to a total of $100 million based upon expected incremental commitments from a banking consortium that includes Societe Generale and Alliance & Leicester Commercial Bank.  The facility is being used to provide working capital and to finance content acquisition, production and co-productions, distribution, and marketing.

Animal Planet and The Learning Channel ("TLC") from Discovery Communications– provides Genius with exclusive videogram distribution in North America for Animal Planet and TLC branded television properties, that will begin contributing revenue to Genius in the fourth quarter.

RHI Entertainment – launch of co-production and exclusive world-wide distribution for home video and digital rights, will begin contributing revenue to Genius in the fourth quarter.

Quincy Jones III and QD3 Entertainment - QD3 Entertainment expects to produce approximately two original titles per year for distribution by Genius and may also work jointly with Genius to acquire completed or nearly finished urban-related titles for sole distribution under the QD3 Entertainment brand. The parties will create films focused on redefining and representing urban culture.

EMI Music North America’s Christian Music Group - opens 2,300 retail doors to Genius, and is expected to generate meaningful revenue in the fourth quarter for the Family/Faith Vertical.

Filed Application with NASDAQ – Genius Products, Inc. recently filed an application to list its common stock on the NASDAQ Global Market and believes it has met all NASDAQ listing requirements, except for the requirement that its shares trade above $5.00 per share. In connection with the application, the Company's Board of Directors recently approved a reverse stock split of the Company's common stock, primarily to meet the minimum stock price of $5.00 required to list its shares on NASDAQ.  The Board approved a reverse stock split in a ratio of 1-for-5, 1-for-6, 1-for-7 or 1-for-8, with the final split ratio to be determined by the Board following mailing of a definitive Information Statement to stockholders in accordance with SEC rules. The Company expects to announce the final split ratio and the effectiveness of the reverse stock split in November 2007.

“We believe our fourth quarter revenue and margins will benefit from our new co-production business and our expanded relationships with anchor partners in interactive, digital and licensing," continued Mr. Bannon. "We are also expanding relationships with our existing content partners through traditional and non-traditional distribution and marketing in the areas of interactive, digital and licensing.”

Exhibit 99.1

"Our recently expanded credit facility with Societe Generale provides us with the additional financial flexibility to execute and leverage our established distribution platform with phase two business expansion which includes co-productions with our branded partners in our four verticals of Sports, Family/Faith, Lifestyle and Independent Film, where we expect to own or co-own copyright and distribution rights, greatly enhancing the value of our library,” stated John Mueller, Chief Financial Officer.

Genius Products, LLC Actual Results for the Three Months ending September 30, 2007

Genius generated revenue of $93.4 million, net of sales returns, discounts and allowances of $42.1 million for the three months ended September 30, 2007. By adding back the $42.1 million of sales returns, discounts and allowances, gross revenue for Genius for the three months ended September 30, 2007 was $135.5 million. Revenue for the three months ended September 30, 2007 was primarily composed of sales of the TWC title Death Proof and sales of branded content including World Wrestling Entertainment, ESPN, Sesame Street and Discovery Kids.

For the three months ended September 30, 2007, total cost of revenue was $86.6 million, compared to $99.9 million for the previous quarter. Genius generated gross profit of $6.8 million for the three months ended September 30, 2007 with a gross profit margin of 7%, compared to a gross profit of $12.8 million with a gross profit margin of 11% for the prior quarter.  The lower gross profit margin in the third quarter is primarily attributable to expenses incurred for titles to be released in the fourth quarter.

Genius' general and administrative expenses were $10.8 million for the three months ended September 30, 2007, which was 12% of net revenue, and included stock compensation expenses of $0.5 million, and general and administrative expenses of Genius’ subsidiary Castalian in the amount of $0.8 million. General and administrative expenses for the prior quarter ended June 30, 2007 were $10.4 million, amounted to 9% of net revenue, and included stock compensation expenses of $0.8 million and Castalian general and administrative expenses of $0.8 million.

Genius had interest expense, net of interest income, of $1.2 million during the three months ended September 30, 2007 resulting in a net loss of $5.2 million. Net profit for the prior quarter was $2.1 million which included $0.3 million in interest expense, net of interest income.

Total current assets at September 30, 2007 were $175.3 million including $143.1 million of accounts receivable net of allowances.

As of September 30, 2007, Genius Products, LLC had $13.5 million in cash and restricted cash, compared to $6.5 million at June 30, 2007. The Company had debt of $36 million as of September 30, 2007.

Exhibit 99.1

Genius Products, LLC Actual Results for the Nine Months Ended September 30, 2007

Revenue for the nine months ended September 30, 2007 was $289.2 million, net of sales returns, discounts and allowances of $106.2 million. By adding back the $106.2 million of sales returns, discounts and allowances, gross revenue for Genius for the nine months ended September 30, 2007 was $395.4 million.  For the nine months ended September 30, 2007, total cost of revenue was $262.6 million, and gross profit was $26.5 million, with a gross profit margin of 9%.

For the nine months ended September 30, 2007, general and administrative expenses were $30.2 million, amounted to 10% of net revenue, and included non-cash stock compensation expense of $1.8 million and general and administrative expenses of Genius’ subsidiary Castalian in the amount of $1.6 million.

For the nine months ended September 30, 2007, interest expense was $1.8 million, net of interest income. As a result of the foregoing, Genius' net loss was $5.5 million for the nine months ended September 30, 2007.

"We are proud of the marketing and distribution platform we have created and believe the fourth quarter of 2007 will demonstrate the strength of our business model and operating leverage.   Based on our leading branded content partners, major retailers and acquired content from some of the best known brands in sports, faith/family, lifestyle and independent film, we believe we are positioned to generate record revenue, EBITDA and earnings in the fourth quarter and in 2008," concluded Trevor Drinkwater.

Investor Conference Call
The Company's executives will host an investor conference call to discuss its results for the third quarter ended September 30, 2007, at 8:30 a.m. Eastern Time on Wednesday, November 14, 2007. The Company will issue a detailed earnings announcement prior to the conference call.

Investors are invited to listen to the Company’s conference call by dialing 866-510-0705 and using the pass code 95597702. International callers can dial 617-597-5363 and enter the same pass code. There will also be a simultaneous webcast available at the Investor Relations portion of the Genius Products website at www.geniusproducts.com. A replay of the call will be available until November 28th and can be accessed by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and using the pass code 22808411. A replay webcast will also be available at the Investor Relations portion of the Genius Products website at www.geniusproducts.com.

About Genius Products
Genius Products, Inc. (OTCBB:GNPI - News), along with The Weinstein Company Holdings LLC, together owns Genius Products, LLC, a leading independent home-entertainment distribution company that produces, licenses and distributes a valuable library of motion pictures, television programming, family, lifestyle and trend entertainment on DVD and other emerging platforms through its expansive network of retailers throughout the U.S. Genius handles the distribution, marketing and sales for such brands as Asia Extreme(TM), Discovery Kids(TM), Dragon Dynasty(TM), Dimension Films(TM), ESPN®, IFC®, RHI Entertainment(TM), Sesame Workshop®, The Weinstein Company® and WWE®. Genius Products, Inc. is the managing member of Genius Products, LLC, in which it holds a 30% equity interest.

Exhibit 99.1

Use of Non-GAAP Financial Information

Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") as presented in this press release and management's audio presentation is a non-GAAP financial measure that represents GAAP net income excluding the effects of a variety of charges and credits that are required to be included in a GAAP presentation, including non-cash compensation expense related to FAS 123R, depreciation, amortization, taxes, interest income, interest expense. Adjusted EBITDA may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes the Adjusted EBITDA presentation enhances an overall understanding of Genius Products' financial performance from operations, and it is used by management for that purpose. The Company believes Adjusted EBITDA provides useful information to investors about the Company's financial performance because it eliminates the effects of period to period changes in non-cash compensation expenses, depreciation, amortization, interest income, interest expense and taxes, all of which the Company believes are not reflective of the underlying performance of its ongoing operations. Measures similar to Adjusted EBITDA are also widely used by the Company and other companies in the industry to evaluate and price potential acquisition candidates. In addition, the Company presents these measures because the Company believes they are frequently used by analysts, investors and other interested parties in evaluating companies such as Genius Products. Since Genius Products has historically reported non-GAAP results to the investment community, management believes the inclusion of this non-GAAP financial measure provides consistency in its financial reporting. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of Genius Products' recorded costs against its revenue. Management compensates for these limitations in non-GAAP measures by also evaluating performance based on traditional GAAP financial measures. Accordingly, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

Safe Harbor Statement

Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect Genius Products' business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our revenue, net income and profitability in 2007 and beyond, the period during which Genius Products will achieve profitability, our projected revenue from TWC and non-TWC content in 2007 and beyond, increases in sales volume, our anticipated growth in revenue and content, our ability to forecast returns, our ability to successfully position ourselves as a leading home entertainment distributor, the number of anticipated releases per year under our agreements with our content partners, the anticipated timing and performance of new releases, our anticipated co-productions with our co-producing partners and our anticipated expansion into new lines of business and/or new territories. Actual results could vary for many reasons, including but not limited to, our ability to acquire and keep valuable content and expand our distribution and co-production partnerships, the unpredictability of audience demand, the success of The Weinstein Company titles at the box office and the popularity of our titles on DVD, our ability to perform under the terms of our agreement with our content providers, our ability to comply with the terms of our credit facility with Societe Generale, our ability to continue to manage our significant growth, our ability to continue to attract and keep experienced management, the effect of technological change, the availability of alternative forms of entertainment and our ability to maximize our operating leverage. Other such risks and uncertainties include the matters described in Genius Products' filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Financial Tables Follow

Exhibit 99.1

GENIUS PRODUCTS, LLC
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2007
(IN THOUSANDS)
ASSETS
Current assets:
Cash and cash equivalents	$4,792
Restricted cash	5,361
Accounts receivable, net of allowance for doubtful accounts and sales returns of $51,182	143,075
Inventories, net of reserves for obsolescence of $11,941	21,139
Prepaid expenses and other current assets	971
Total current assets	175,338

Restricted cash	3,318
Property and equipment, net of accumulated depreciation of $355	953
Royalty advances	37,064
Film library, net of accumulated amortization of $1,400	16,261
Goodwill	87,209
Other intangible assets, net of accumulated amortization of $6,484	14,787
Deposits and other	228
Deferred financing fees	1,399
Total assets	$336,557

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	38,895
Notes payable	30,000
Notes payable to affiliate	6,007
Remittance to licensors, including related party	66,144
Accrued advertising and marketing	8,588
Accrued royalties	21,665
Other accrued expenses	15,597
Deferred revenue	56,669
Deferred royalty income	2,000
Total current liabilities	245,565

Total members' equity	90,992

Total liabilities and members' equity	$336,557

Exhibit 99.1

GENIUS PRODUCTS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007
(IN THOUSANDS)

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007

Revenues, net of sales returns, discounts and allowances of $42,081 and $106,163	$93,413	$289,183

Total costs of revenues	86,601	262,647
Gross profit	6,812	26,536

Total operating expenses	10,765	30,248
Loss from Operations	(3,953)	(3,712)

Interest, net	(1,226)	(1,753)
Net loss	$(5,179)	$(5,465)

Exhibit 99.1

Genius Products, LLC and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures

		Forecast		Forecast
	Nine	Three	Twelve	Twelve
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	Net Income	Net Income	Net Income	Net Income
	9/30/2007	12/31/2007	12/31/2007	12/31/2008

Net Income	(5,465)	20,000	14,535	44,000

Adjustments to arrive at Adjusted EBITDA
FAS 123R stock compensation expense	1,843	378	2,221	2,900
Depreciation and amort	2,882	1,000	3,882	3,800
Interest expense, net	1,753	1,150	2,903	4,000
Provision for income taxes	-	-	-	-
Total adjustments	6,478	2,528	9,006	10,700

Adjusted EBITDA (non-GAAP)	1,013	22,528	23,541	54,700

Contact:
GNPI—Investor Relations
John Mills / Anne Rakunas, 310-954-1100